Exhibit 99.24

This renewal agreement (the “Second Renewal Agreement”) is entered into on 29 February 2012

BY AND BETWEEN

•	TELEFÓNICA S.A., a Spanish company with registered office at 28013, Madrid, Gran Via n. 28, Spain (“TE”);

•	ALLEANZA TORO S.p.A., an Italian company with registered office at Torino, via Giuseppe Mazzini n. 53, Italy, for the purposes of this agreement represented by Assicurazioni Generali S.p.A.;

•	INA ASSITALIA S.p.A., an Italian company with registered office at Rome, Corso d’Italia n. 33, Italy, for the purposes of this agreement represented by Assicurazioni Generali S.p.A.;

•

GENERALI LEBENSVERSICHERUNG A.G., a German company with registered office at Hamburg, an der Besenbinderhof n. 43, Germany, for the purposes of this agreement represented by Assicurazioni Generali S.p.A.;

•	GENERALI VIE S.A., a French Company with registered office at Paris, Boulevard Hausmann n. 11, France, for the purposes of this agreement represented by Assicurazioni Generali S.p.A.;

•

ASSICURAZIONI GENERALI S.p.A., an Italian company with registered office at Trieste, Piazza Duca degli Abruzzi n. 2, Italy (“Generali”), on its own behalf and in the name and on behalf of its subsidiaries ALLEANZA TORO S.p.A., INA ASSITALIA S.p.A., GENERALI LEBENVERSICHERUNG A.G. and GENERALI VIE S.A. (“Generali Subsidiaries” and, together with Generali, collectively referred to as “AG”);

•	INTESA SANPAOLO S.p.A., an Italian company with registered office at Torino, Piazza San Carlo n. 156, Italy (“IS”);

•	MEDIOBANCA S.p.A., an Italian company with registered office at Milan, Piazzetta Cuccia n. 1, Italy (“MB”);

(hereinafter collectively referred to as the “Parties” and, individually, a “Party”)

WHEREAS

A.

The Parties jointly own the whole share capital of Telco S.p.A., with registered office at Milan, via Filodrammatici n. 3, Italy, fiscal code n. 05277610969 (“Telco” or “Newco”) which, at the date hereof, owns 3,003,586,907 ordinary shares of Telecom Italia S.p.A., with registered office at Milan, Piazza degli Affari 2, Italy, fiscal code n. 00488410010 (“TI”), equivalent to approximately 22.39% of the ordinary share capital of TI, according to the following proportion:

•	TE owns no. 820,569,068 Class B shares of Telco representing approximately 46.18% of Telco’s share capital;

•	AG owns no. 543,364,315 Class A shares of Telco representing approximately 30.58% of Telco’s share capital;

•	IS owns no. 206,464,495 Class A shares of Telco representing approximately 11.62% of Telco’s share capital;

•	MB owns no. 206,464,495 Class A shares of Telco representing approximately 11.62% of Telco’s share capital.

B.

On 28th April 2007 the Parties and Sintonia S.A., a Luxembourg company with registered office at 1, Place d’Armes, L. 1136 Luxembourg (“SI”), entered into a shareholders’ agreement—as subsequently amended and supplemented with the first deed of amendment dated 25th October 2007 and with the second deed of amendment dated 19th November 2007—by means of which they established the principles relating inter alia to (i) the corporate governance of Telco, (ii) the preparation and presentation of the list for the shareholders’ meeting of TI having on the agenda the appointment of TI’s directors, (iii) the transfer of Telco’s shares and indirectly of the TI’s shares owned by Telco, and (iv) the autonomous and independent management of the TI and TE groups, including limitations on the participation of TE or its representatives in any decision-making processes relating to policies, management, and operations of companies directly or indirectly controlled by TI in countries where restrictions apply (with the amendments and integrations from time to time agreed, as indicated in recital D. below, the “Shareholders’ Agreement”).

C.

On 28th October 2009, SI required the non-proportional de-merger of Telco, pursuant to Article 11(b) of the Shareholders’ Agreement, thereby becoming an Exiting Party in relation thereto. As at the date hereof, SI is no longer a shareholder of Telco and is no longer bound by the Shareholders’ Agreement. The exit of SI from the Shareholders’ Agreement and Telco’s shareholding (the “SI Exit”) was then agreed with an alternative modality and completed on 22 December 2009.

D.

On 28th October 2009, by means of the first renewal agreement (the “First Renewal Agreement”) the Parties agreed to amend and renew the Shareholders’ Agreement for an additional period of 3 (three) years, starting from 28th April 2010 until 27th April 2013 and, following completion of SI Exit, entered into further deeds of amendment dated 11th January 2010 and 10th December 2010 (the Shareholders’ Agreement as a result of the aforesaid amendments and renewal is hereby referred to as the “Existing Shareholders’ Agreement”).

E.

The Parties now wish to enter into a new shareholders’ agreement, while terminating the Existing Shareholders’ Agreement, for a period of 3 (three) years as of the date hereof, at the same terms and conditions of the Existing Shareholders’ Agreement, except for the further amendments and integrations set forth below.

F.

Unless differently provided herein, the terms and expressions used with initials in capital letter in this Second Renewal Agreement shall have the same meaning attributed to them in the Existing Shareholders’ Agreement.

Now, therefore, in consideration of the foregoing premises the Parties hereby

AGREE AND CONVENANT

as follows.

1. The Parties hereby agree (x) to terminate as of the date hereof the Existing Shareholders’ Agreement and (y) to enter into, for a period of 3 (three) years starting from the date hereof, a new shareholders’ agreement, at the same terms and conditions set out in the Existing Shareholders’

Agreement (i.e. at the terms and conditions of the Shareholders’ Agreement as subsequently amended and supplemented in 2007, 2009, 2010), to be considered hereby incorporated and transcribed, with the further amendments and integrations indicated in the following points (i), (ii) and (iii) (the “New Shareholders’ Agreement”):

(i)	The New Shareholders’ Agreement shall expire on 28 February 2015 (the “New Expiry Date”).

(ii)

Each of the Parties’ right to require in writing to the other Parties the non-proportional de-merger of Telco not later than 6 (six) months prior to the New Expiry Date pursuant to Article 11 of the New Shareholders’ Agreement, will only be exercisable by each of the Parties by sending the de-merger notice in the period between 1 August 2014 and 28 August 2014 (the “Final Notice Period”), upon which the Parties shall be bound to cause Telco to complete the de-merger within a reasonably short timeframe, but in any case no later than 6 (six) months following the relevant notice or, if the transaction is subject to any authorizations by law or contract, within 6 (six) months following the obtaining of such authorizations, in accordance and in compliance with all the provisions set out in Article 11 of the New Shareholders’ Agreement. It is hereby agreed and understood that in the event the de-merger were required by one or more Parties during the last 5 (five) days of the Final Notice Period, then the Final Notice Period shall be extended to 3 September 2014. In case the de-merger of Telco were required, then the New Shareholders’ Agreement shall continue in full force and effect (a) with respect to the Exiting Party, until the earlier of the date of completion of the de-merger and the New Expiry Date; (b) with respect to the other Parties not having exercised the right to require the de-merger, until the New Expiry Date.

(iii)

In addition and without prejudice to what is already provided for in Article 11 of the New Shareholders’ Agreement in relation to each Party’s right to require the de-merger prior to the New Expiry Date (as confirmed and clarified under (ii) above), each of the Parties shall also have the right to withdraw from the New Shareholders’ Agreement (the “Right to Withdraw”) and to require the other Parties to cause the non-proportional de-merger of Telco pursuant to Article 11(b) of the New Shareholders’ Agreement by sending the relevant notice in the period between 1 September 2013 and 28 September 2013 (the “Anticipated Notice Period”) upon which the Parties shall be bound to cause Telco to complete the de-merger within a reasonable short timeframe, but in any case no later than 6 (six) months following the relevant notice or, if the transaction is subject to any authorizations by law or contract, within 6 (six) months following the obtaining of such authorizations, in accordance and in compliance with all the provisions set out in Article 11 of the New Shareholders’ Agreement. It is hereby agreed and understood that in the event the de-merger were required by one or more Parties during the last 5 (five) days of the Anticipated Notice Period, then the Anticipated Notice Period shall be extended to 3 October 2013. In case the de-merger of Telco were required, the Right to Withdraw shall be effective for the Exiting Party as of the completion of the de-merger, provided that the New Shareholders’ Agreement shall continue in full force and effect (a) with respect to the Exiting Party, until the earlier of the date of completion of the de-merger and the New Expiry Date, and (b) with respect to the other Parties not having exercised the Right of Withdraw, until the New Expiry Date.

2. Except as provided for in Sections 1 above, all the other provisions, terms and conditions set forth in the Existing Shareholders’ Agreement—including, for the avoidance of doubts, TE’s Call Option under Article 8.5(a) of the Existing Shareholders’ Agreement, as implemented in the Call

Option Agreement entered into by and between TE and Telco on 6th November 2007 and subsequently amended and supplemented—shall remain unchanged in the New Shareholders’ Agreement and are hereby expressly ratified and confirmed by the Parties.

*    *    *    *    *

TELEFÓNICA, S.A.

____________________________

ASSICURAZIONI GENERALI S.p.A. (on its own behalf and in the name and on behalf of ALLEANZA TORO S.p.A., INA ASSITALIA S.p.A, GENERALI LEBENVERSICHERUNG A.G. and GENERALI VIE S.A.)

____________________________

INTESA SANPAOLO S.p.A.

____________________________

MEDIOBANCA S.p.A.

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